EXHIBIT 10.2

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Rebate Addendum

This Rebate Addendum to the Purchase Agreement (the “Addendum”) is effective as of March 1, 2012 (the “Addendum Effective Date”), by and between diaDexus, Inc. (“diaDexus”), and Health Diagnostics Laboratory located at 737 N. 5th Street, Richmond, VA 23219 and any or all of its subsidiaries or affiliates (“Lab”).

WHEREAS, Lab and diaDexus are parties to that certain Purchase Agreement dated January 1, 2012 (the “Agreement”);

WHEREAS, the parties desire to amend such Agreement to make a limited term rebate available to Lab for Lab increasing Product purchases from diaDexus.

NOW THEREFORE, in consideration of the agreements, mutual representations and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Definitions. All capitalized terms not defined herein shall have the meaning assigned to them in the Agreement.

2.	Rebate Program. Beginning Addendum Effective Date Lab shall be eligible to receive a special rebate on Products purchased [*] during the term of this Addendum. If [*], then diaDexus shall issue Lab a rebate [*] under the Agreement [*]. Such rebate will be issued in the form a check [*].

As an example and for clarification purposes only: [*]

[*]

Continuing the example above, [*]

If in a [*], Lab shall not receive a rebate for Product purchases [*]. In the event Lab fails to qualify for a rebate [*]. For clarity, Lab shall be eligible to receive a rebate [*].

3.	Periodic Review. Lab and diaDexus agree to meet periodically to review and discuss in good faith the terms and conditions of the Agreement and this Addendum, [*].

4.	Addendum Term. This Addendum begins on the Addendum Effective Date and terminates with the Agreement.

5.	Entire Agreement. In the event of any conflict between the terms and conditions of this Addendum and the Agreement, the terms and conditions of this Addendum shall control. Except as otherwise provided in the Addendum, the parties agree that all provisions of the Agreement are hereby ratified and agreed to be in full force and effect and are incorporated herein by reference. This Addendum and the Agreement (as amended hereby), including without limitation all addenda, contain the entire agreement among the parties relating to the subject matter herein and all prior proposals, discussions and writings by and among the parties and relating to the subject matter herein, whether written or oral, are superseded hereby and thereby. None of the terms of this Addendum shall be deemed to be amended unless such amendment is in writing, signed by all parties hereto, and recites specifically that it is an amendment to the terms of this Addendum.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their fully authorized representatives.

diaDexus, Inc.:	Health Diagnostics Laboratory:

By: /s/ Brian E. Ward	By: /s/ Tonya Mallory
Name: Brian E. Ward	Name: Tonya Mallory
Title: CEO & Presdient	Title: Pres & CEO
Date: 3-16-12	Date: 3/14/12